Exhibit 10.3

EXHIBIT B

ACQUISITION PLEDGE AND ESCROW AGREEMENT

THIS ACQUISITION PLEDGE AND ESCROW AGREEMENT (this “Escrow Agreement”) is made and entered into effective as of April 30, 2008 (the “Effective Date”), by and among ARIEL WAY, INC., a Florida corporation (the “Pledgor”), Melody Mayer, Heath Hill and Charles Warren (individually, a “Pledgee,” and collectively, the “Pledgees”) and Leggett & Clemons, PLLC, as escrow agent (the “Escrow Agent”).  This Agreement is entered into pursuant to the terms of Acquisition Promissory Notes issued to the Pledgees pursuant to the terms of the Agreement and Plan of Merger by and among the Pledgor, Lime Truck Acquisition Corporation, a Delaware corporation (the “Buyer Sub”), Lime Media, LLC, a Texas limited liability company, the Pledgors, and Lime Truck, Inc.1, a Texas corporation, dated of even date herewith (the “Merger Agreement”).  Defined terms used herein shall have the same meaning as set forth in the Merger Agreement, unless otherwise indicated.

RECITALS:

WHEREAS, on even date herewith, pursuant to Section 1.7(b) of the Merger Agreement, the Pledgor issued to each of the Pledgees an Acquisition Promissory Note, and the aggregate principal amount of all of such Acquisition Promissory Notes is Seven Hundred Ninety Two Thousand Five Hundred U.S. Dollars and 00/100 ($792,500.00) (individually, a “Note,” and collectively, the “Notes”), a copy of the form of which is attached as Exhibit D to the Merger Agreement; and

WHEREAS, pursuant to the terms of the Notes, the Pledgor is obligated to make certain payments to the Pledgees, as more particularly set forth in the Notes; and

WHEREAS, in order to secure the Pledgor’s obligations under the Notes, the Pledgor has agreed to pledge to the Pledgees One Hundred (100) shares (the “Shares”) of common stock of the Buyer Sub, which Shares representing all authorized, issued and outstanding shares of common stock of Buyer Sub; and

WHEREAS, pursuant to Section 1.12 of the Merger Agreement, the Pledgees have the right to exercise a Repurchase Option upon the occurrence of certain events.

NOW, THEREFORE, in consideration of the mutual covenants, agreements, warranties, and representations herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1 To be amended to reflect the name change to Lime Media Group, Inc. or such variation as approved by the Texas Secretary of State.

TERMS AND CONDITIONS

1.

Pledge and Transfer of Pledge Shares.

1.1.

The Pledgor hereby grants to the Pledgees a full security interest (including the contractual right to repurchase the Shares as stated herein) in the Shares beneficially owned by the Pledgor as security for the Pledgor’s obligations under the Notes.  Simultaneously with the execution of this Escrow Agreement and the closing of the transactions contemplated under the Merger Agreement, Pledgor shall deliver to the Escrow Agent stock certificates representing the Shares, together with duly executed stock powers or other appropriate transfer documents executed in blank by Pledgor (the “Transfer Documents”), and such stock certificates and Transfer Documents shall be held by the Escrow Agent until the full payment of all amounts due to the Pledgees under the Notes or the closing of the repurchase of the Shares by the Pledgees pursuant to Section 1.12 of the Merger Agreement.

1.2.

The Pledgor hereby grants the Pledgees a further security interest in any stock rights, rights to subscribe, stock dividends, new securities, or other property (excluding cash dividends) to which the Pledgor is or may hereafter become entitled to receive on account of the Shares originally pledged hereunder.  In the event the Pledgor receives additional property of such nature (the “Additional Pledged Property”), the Pledgor shall immediately deliver such Additional Pledged Property to the Escrow Agent to be held by the Escrow Agent in the same manner and on the same terms as the Shares originally pledged hereunder.

2.

Title to Pledged Shares.  From the Effective Date, subject only to the security interest of Pledgees created hereunder, the Pledgor shall be the legal and record owner of the Shares, and shall be entitled to vote the Shares, to receive dividends and other distributions thereon, and to enjoy all other rights and privileges incident to the ownership of the Shares, subject to the restrictions herein.  Upon the occurrence of an Event of Default as defined below, the Pledgees shall be entitled to vote the Shares, to receive dividends and other distributions thereon, and to enjoy all other rights and privileges incident to the ownership of the Shares and to repurchase the Shares pursuant to Section 1.12 of the Merger Agreement.

3.

Release of Shares from Pledge.  Upon the consummation of the Second Closing and the full payment and settlement of all the amounts due to the Pledgees under the Notes, the parties hereto shall notify the Escrow Agent to such effect in writing.  Upon receipt of such written notice, the Escrow Agent shall return to the Pledgor the Transfer Documents, the certificates representing the Shares, and any Additional Pledged Property (collectively, the “Pledged Materials”), whereupon any and all rights of Pledgees in the Pledged Materials shall immediately terminate. (Notwithstanding anything to the contrary contained herein, upon full payment of all amounts due to the Pledgees under the Notes, this Escrow Agreement and Pledgees’ security interests and rights in and to the Shares, shall terminate.)

4.

Event of Default.  An “Event of Default” shall be deemed to have occurred under this Escrow Agreement upon an Event of Default under the Notes.

5.

Remedies.  Upon the occurrence of an Event of Default, the Pledgees shall provide written notice of such default (the “Default Notice”) to the Escrow Agent, with a copy to the Pledgor. As soon as practicable after receipt of the Default Notice, the Escrow Agent shall deliver to the Pledgees the Pledged Materials held by the Escrow Agent hereunder, whereupon the Pledgees may exercise all rights and remedies of secured parties with respect to such property as may be available in the State of Texas.

6.

Exercise of Repurchase Option.  In addition to their rights and remedies under Section 5, in the event of the occurrence of an Event of Default or the occurrence of any other event set forth in Section 1.12(a) of the Merger Agreement, the Pledgees may jointly elect to repurchase the Shares pursuant to Section 1.12 of the Merger Agreement and shall in such a case notify the Pledgor in writing (with a copy to the Escrow Agent) of their repurchase election in accordance with such section. Upon receipt of joint written notice of the occurrence of the Repurchase Option Closing in accordance with the terms of the Merger Agreement from the Pledgor and Pledgees, the Escrow Agent shall immediately release the Pledged Materials to the Pledgees whereupon this Escrow Agreement shall terminate and shall have no further force and effect.

7.

Concerning the Escrow Agent.

7.1.

The Escrow Agent undertakes to perform only such duties as are expressly set forth herein and no implied duties or obligations shall be read into this Escrow Agreement against the Escrow Agent.

7.2.

The Escrow Agent may act in reliance upon any writing or instrument or signature which it, in good faith, believes to be genuine, may assume the validity and accuracy of any statement or assertion contained in such a writing or instrument, and may assume that any person purporting to give any writing, notice, advice or instructions in connection with the provisions hereof has been duly authorized to do so.  The Escrow Agent shall not be liable in any manner for the sufficiency or correctness as to form, manner, and execution, or validity of any instrument deposited in this escrow, nor as to the identity, authority, or right of any person executing the same; and its duties hereunder shall be limited to the safekeeping of such certificates, monies, instruments, or other document received by it as such escrow holder, and for the disposition of the same in accordance with the written instruments accepted by it in the escrow.

7.3.

The Pledgees and the Pledgor hereby agrees to defend and indemnify the Escrow Agent and hold it harmless from any and all claims, liabilities, losses, actions, suits, or proceedings at law or in equity, or any other expenses, fees, or charges of any character or nature which it may incur or with which it may be threatened by reason of its acting as Escrow Agent under this Escrow Agreement; and in connection therewith, to indemnify the Escrow Agent against any and all expenses, including attorneys’ fees and costs of defending any action, suit, or proceeding or resisting any claim (and any costs incurred by the Escrow Agent pursuant to Sections 7.4 or 7.5 hereof).  The Escrow Agent shall be vested with a lien on all property deposited hereunder, for indemnification of attorneys’ fees and court costs regarding any suit, proceeding or otherwise, or any other expenses, fees, or charges of any character or nature, which may be incurred by the Escrow Agent by reason of disputes arising between the makers of this escrow as to the correct interpretation of this Escrow Agreement and instructions given to the Escrow Agent hereunder, or otherwise, with the right of the Escrow Agent, regardless of the instructions aforesaid, to hold said property until and unless said additional expenses, fees, and charges shall be fully paid.  Any fees and costs charged by the Escrow Agent for serving hereunder shall be paid by the Pledgor.

7.4.

If any of the parties shall be in disagreement about the interpretation of this Agreement, or about the rights and obligations, or the propriety of any action contemplated by the Escrow Agent hereunder, the Escrow Agent may, at its sole discretion deposit the Pledged Materials with the District Clerk of the State District Court in Dallas County, Texas and, upon notifying all parties concerned of such action, all liability on the part of the Escrow Agent shall fully cease and terminate.  The Escrow Agent shall be indemnified by the Pledgor and Pledgees for all costs, including reasonable attorneys’ fees in connection with the aforesaid proceeding, and shall be fully protected in suspending all or a part of its activities under this Agreement until a final decision or other settlement in the proceeding is received.

7.5.

The Escrow Agent may consult with counsel of its own choice (and the costs of such counsel shall be paid jointly and severally by Pledgor and the Pledgees) and shall have full and complete authorization and protection for any action taken or suffered by it hereunder in good faith and in accordance with the opinion of such counsel.  The Escrow Agent shall not be liable for any mistakes of fact or error of judgment, or for any actions or omissions of any kind, unless caused by its willful misconduct or gross negligence.

7.6.

The Pledgor shall, upon written request by the Pledgees or the Escrow Agent, do or cause to be done all such acts or things and/or execute or cause to be executed all such documents as the Pledgees or Escrow Agent, as the case may be, may reasonably consider necessary or desirable to assure that the Pledgees receive full title to the Shares in the case the Pledgees has repurchased or will repurchase the Shares pursuant to Section 1.12 of the Merger Agreement and/or the full benefit of this Escrow Agreement.

8.

Conflict Waiver. Pledgees acknowledge and agree that the Escrow Agent is solely representing the Pledgor in connection with this Agreement and the Notes and Pledgees waive any objection it might have with respect to the Escrow Agent acting as the Escrow Agent pursuant to this Agreement.

9.

Notices.  Unless otherwise provided herein, all demands, notices, consents, service of process, requests and other communications hereunder shall be in writing and shall be delivered in person or by overnight courier service, or mailed by certified mail, return receipt requested, addressed:

If to the Pledgor:	Ariel Way, Inc.
8000 Towers Crescent Drive
Suite 1220, Vienna, VA
Attention: Chief Executive Officer
Telephone: +1 703 624 8042
Facsimile: +1 703 991 0841

With a copy to:	Babirak Carr, P.C.
1920 L Street, N.W.
Suite 525
Washington, D.C. 20036
Attention: Neil R.E. Carr, Esq.
Telephone: +1 202 467-0916 (Direct Dial)
Facsimile: +1 202 318-4486

If to the Pledgees:	Melody Mayer Health Hill Charles Warren
2805 Singleton Street
Rowlett, TX 75088
Attention: Heath Hill
Facsimile:

If to the Escrow Agent:	Leggett & Clemons, PLLC
2745 Dallas North Parkway
Suite 310
Plano, TX 75093
Attention: Tandy Jouret
Telephone: 214-473-8686

Any such notice shall be effective (a) when delivered, if delivered by hand delivery or overnight courier service, or (b) ten (10) days after deposit in the United States mail, as applicable.

10.

Binding Effect.  All of the covenants and obligations contained herein shall be binding upon and shall inure to the benefit of the respective parties, their successors and assigns.

11.

Governing Law; Venue; Service of Process.  The validity, interpretation and performance of this Agreement shall be determined in accordance with the laws of the State of Texas applicable to contracts made and to be performed wholly within that state except to the extent that Federal law applies.  The parties hereto agree that any disputes, claims, disagreements, lawsuits, actions or controversies of any type or nature whatsoever that, directly or indirectly, arise from or relate to this Agreement, including, without limitation, claims relating to the inducement, construction, performance or termination of this Agreement, shall be brought in the state district  courts located in Dallas County, Texas, and the parties hereto agree not to challenge the selection of that venue in any such proceeding for any reason, including, without limitation, on the grounds that such venue is an inconvenient forum.  The parties hereto specifically agree that service of process may be made, and such service of process shall be effective if made, pursuant to Section 8 hereto.

12.

Enforcement Costs.  If any legal action or other proceeding is brought for the enforcement of this Escrow Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provisions of this Escrow Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees, court costs and all expenses even if not taxable as court/arbitration costs (including, without limitation, all such fees, costs and expenses incident to appeals), incurred in that action or proceeding, in addition to any other relief to which such party or parties may be entitled.

13.

Remedies Cumulative.  No remedy herein conferred upon any party is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law, in equity, by statute, or otherwise.  No single or partial exercise by any party of any right, power or remedy hereunder shall preclude any other or further exercise thereof.

14.

Counterparts.  This Escrow Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute the same instrument.

15.

No Penalties.  No provision of this Escrow Agreement is to be interpreted as a penalty upon any party to this Escrow Agreement.

[THE REMAINDER OF THIS PAGE IS LEFT BLANK INTENTIONALLY.]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

MELODY MAYER
Signed:	/s/ Melody Mayer

HEATH HILL
Signed:	/s/ Heath Hill

CHARLES WARREN
Signed:	/s/ Charles Warren

ARIEL WAY, INC.

By:	/s/ Arne Dunhem
Name: Title:	Arne Dunhem Chairman and CEO

ESCROW AGENT
By:	/s/ Tandy Jouret
Name: Title:	Tandy Jouret